	(A) Record of Changes in Net Assets			USD=	97.92

VANGUARD SMALL CAP INDEX FUND – INVESTOR SHARES

		Total Net Asset Value		Net Asset Value per Share
		US$	Yen
		(millions)	(millions)	US$	Yen
	The 43rd Fiscal Year Ended
	on December 31, 2003	4,871	476,968	22.60	2,213
	The 44th Fiscal Year Ended
	on December 31, 2004	6,247	611,706	26.83	2,627
	The 45th Fiscal Year Ended
	on December 31, 2005	5,902	577,924	28.52	2,793
	The 46th Fiscal Year Ended
	on December 31, 2006	6,808	666,639	32.62	3,194
	The 47th Fiscal Year Ended
	on December 31, 2007	6,214	608,475	32.58	3,190
	The 48th Fiscal Year Ended
	on December 31, 2008	4,050	396,576	20.40	1,998
	The 49th Fiscal Year Ended
	on December 31, 2009	5,913	579,001	27.49	2,692
	The 50th Fiscal Year Ended
	on December 31, 2010	5,270	516,038	34.75	3,403
	The 51st Fiscal Year Ended
	on December 31, 2011	3,925	384,336	33.38	3,269
	The 52st Fiscal Year Ended
	on December 31, 2012	3,813	373,369	38.74	3,793
2012 End of	January	4,122	403,626	35.70	3,496
	February	4,242	415,377	36.84	3,607
	March	4,242	415,377	37.68	3,690
	April	4,172	408,522	37.33	3,655
	May	3,859	377,873	34.80	3,408
	June	3,957	387,469	36.37	3,561
	July	3,820	374,054	36.07	3,532
	August	3,884	380,321	37.32	3,654
	September	3,898	381,692	38.34	3,754
	October	3,813	373,369	37.78	3,699
	November	3,778	369,942	38.22	3,743
	December	3,813	373,369	38.74	3,793
2013 End of	January	4,103	401,766	41.20	4,034

February	4,176	408,914	41.75	4,088
March	4,390	429,869	43.70	4,279
April	4,356	426,540	43.76	4,285